Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 (File No. 333-      ) of our report dated June 30, 2009, relating to the consolidated financial statements of Knightsbridge Tankers Limited and its subsidiaries (the "Company") and the effectiveness of the Company's internal control over financial reporting, appearing in the Annual Report of Knightsbridge Tankers Limited on Form 20-F for the year ended December 31, 2008, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ MSPC
Certified Public Accountants and Advisors
A Professional Corporation
New York, New York
December 23, 2009